Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated August 18, 2010, with respect to the consolidated financial statements of Liquid Container Inc. and Subsidiaries and July 30, 2010, with respect to the financial statements of WCK-L Holdings, Inc. and CPG-L Holdings, Inc., each included in the current report on Form 8-K/A of Graham Packaging Company Inc. dated November 3, 2010, which are incorporated by reference in this registration statement of Silgan Holdings Inc. on Form S-4. We consent to the incorporation by reference in the registration statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Chicago, Illinois

May 31, 2011